Tri-S Security Announces Results

For the 2nd Quarter Ended June 30, 2008

EBITDA, as adjusted, continues to improve to a positive $752,000.

ATLANTA – Tuesday, August 12, 2008 – Tri-S Security Corp. (NASDAQ: TRIS), a provider of security services and equipment for government and private entities, today announced its results of operations for the second quarter ended June 30, 2008. Tri-S provides security services through its two wholly-owned subsidiaries, The Cornwall Group, Inc. (“Cornwall”) and Paragon Systems, Inc. (“Paragon”).

Second Quarter Ended June 30, 2008

•	Revenues increased 79% to $38.3 million for the second quarter of 2008.

•	Gross profit for the second quarter of 2008 increased 154% to $3.2 million from a year ago. In addition, there were no material start-up costs on government contracts this quarter.

•

Gross margins for the second quarter of 2008 were 8.5% compared to 6.0% a year ago. The difference between 2008 and 2007 is primarily attributable to the improvement in contract profitability at Paragon.

•	Net loss per basic and diluted share for the second quarter of 2008 was $(0.35) compared to $(0.45) a year ago, a 22% improvement.

•	EBITDA, as adjusted (see “EBITDA, as adjusted” definition below), for the second quarter of 2008 improved to a positive $752,000 from a negative $771,000 a year ago.

Recent Highlights

•	Paragon awarded two contracts from Department of Homeland Security and Department of Defense worth approximately $5.0 million in total.

•	Cornwall awarded $8.7 million contract to provide armed and unarmed guards at State facilities throughout the State of Florida.

•

Contract pipeline totals approximately $612 million, including approximately $345 million of contracts under bid and approximately $267 million of contracts for which bids have been solicited and are being prepared.

Tri-S Security Announces 2nd Quarter 2008 Results

August 12, 2008

“Our second quarter 2008 results continue to show the improvement we noted in the first quarter, particularly in terms of both revenue growth and positive EBITDA, as adjusted,” said Ronald Farrell, CEO, Tri-S Security Corp. “Our contract pipeline continues to be strong, and we remain very encouraged about winning new contracts at both Paragon and Cornwall. Since the first of this year, Tri-S has been awarded new contracts worth approximately $372 million over the contract terms and we intend to continue to build on this success,” added Mr. Farrell.

“We remain excited with our financial performance this quarter and we are very optimistic about our full year 2008 results based upon our numbers for the first half of 2008,” Mr. Farrell concluded.

Financial Discussion for Second Quarter Ended June 30, 2008

During the second quarter of 2008, revenue for Tri-S Security grew 79% to $38.3 million from $21.4 million in the second quarter of 2007. This increase was the result of internal growth principally at Paragon. Paragon now represents 73% of revenue for the second quarter of 2008 compared to 53% a year ago.

The gross profit for the second quarter of 2008 was $3.2 million compared to $1.3 million for the second quarter of 2007, an increase of 154%. There were no material start-up costs on government contracts effecting gross margins this quarter.

Gross margins for the second quarter of 2008 were 8.5% compared to 6.0% a year ago, an improvement of 42%.

General and administrative costs for the second quarter of 2008 totaled $3.1 million compared to $2.9 million in the second quarter of 2007. General and administrative costs represented 8% of revenue for the second quarter of 2008 down from 14% of revenue in the same quarter for 2007.

Tri-S Security Announces 2nd Quarter 2008 Results

August 12, 2008

The operating loss for the second quarter of 2008 was reduced to $60,000, compared to an operating loss of $1.9 million for the second quarter of 2007.

EBITDA, as adjusted, was a positive $752,000 for the second quarter of 2008 as compared to a negative $771,000 for the second quarter of 2007

Interest expense, net, increased to $1.5 million in the second quarter of 2008 compared to $0.5 million in the second quarter of 2007. This increase is primarily attributable to a higher borrowing base due to increased revenue from new contracts, over advance interest on our borrowing facility and interest on our $2.5 million term loan issued in March 2007. As a result, the loss before income tax was $1.5 million in the second quarter of 2008 compared to $2.4 million in the comparable period last year, a 35% improvement.

A tax benefit of $55,000 was recorded for the second quarter of 2008 compared to a tax benefit of $792,000 for the second quarter of 2007 due to management’s decision to record a valuation allowance of $497,000 against deferred tax assets in the second quarter of 2008. Net loss for the second quarter of 2008 was $1.5 million compared to a net loss of $1.6 million in the second quarter of 2007.

Financial Discussion for the Six Months Ended June 3o, 2008

During the six months ended June 30, 2008, revenue for Tri-S Security grew 56% to $64.8 million from $41.6 million in the six months ended June 30, 2007. This increase was the result of internal growth principally at Paragon. Paragon now represents 69% of revenue for the six months ended June 30, 2008 compared to 52% a year ago.

The gross profit for the six months ended June 30, 2008 was $5.5 million compared to $3.1 million for the six months ended June 30, 2007, an increase of 75%. Included in this figure are start-up costs totaling $0.5 million in the six months ended June 30, 2008 and $0.3 million in the six months ended June 30, 2007.

Gross margins for the six months ended June 30, 2008, were 8.4% compared to 7.5% a year ago, the majority attributable to the improvement in contract profitability at Paragon.

Tri-S Security Announces 2nd Quarter 2008 Results

August 12, 2008

General and administrative costs for the six months ended June 30, 2008 increased by $0.6m to $6.1 million, primarily due to an increase in stock based compensation. General and administrative costs represented 9% of revenue for the six months ended June 30, 2008, down from 13% of revenue for the same period for 2007.

The operating loss for the six months ended June 30, 2008 was $1.0 million, compared to an operating loss of $2.8 million for the same period for 2007. Included in this figure are start-up costs totaling $0.5 million in the six months ended June 30, 2008 and $0.3 million in the six months ended June 30, 2007.

EBITDA, as adjusted, was a positive $1.4 million for the six months ended June 30, 2008 as compared to a negative $1.0 million for the same period for 2007.

Interest expense, net, increased to $2.3 million for the six months ended June 30, 2008 compared to $1.0 million for the same period for 2007. This increase is primarily attributable to a higher borrowing base due to increased revenue from new contracts, over advance interest on our borrowing facility and interest on our $2.5 million term loan issued in March 2007. As a result, the loss before income tax was $3.3 million for the six months ended June 30, 2008 and $3.4 million for the six months ended June 30, 2007.

A tax benefit of $8,000 was recorded for the six months ended June 30, 2008 compared to a tax benefit of $1.1 million for the six months ended June 30, 2007 due to management’s decision to record a valuation allowance of $1.0 million against deferred tax assets in the first six months of 2008. Net loss for the six months ended June 30, 2008 was $3.3 million compared to a net loss of $2.3 million in the comparable period last year.

In this release, we use the non-GAAP financial measure, EBITDA, as adjusted. EBITDA, as adjusted, is calculated as earnings before interest; taxes; depreciation and amortization; non-cash stock-based compensation; start–up costs on new contracts; and other income/expense. A reconciliation of EBITDA, as adjusted, to net loss for the three and six-month periods ended June 30, 2008 and 2007, is attached to this press release.

Tri-S Security Announces 2nd Quarter 2008 Results

August 12, 2008

Tri-S Security will host a conference call at 10:00 a.m. EDT on Wednesday, August 13, 2008 to discuss its second quarter results and respond to appropriate questions. Anyone interested in participating should call 877-795-3635 approximately five to ten minutes prior to 10:00 a.m. EDT. Participants should ask for the Tri-S Security Second Quarter 2008 Financial Results conference call.

This call is being webcast by Thomson Financial and can be accessed at Tri-S Security’s website at http://www.trissecurity.com. The webcast may also be accessed at Thomson’s website at http://www.earnings.com. The webcast can be accessed through Wednesday September 3, 2008 on either site. To access the webcast, you will need to have the Windows Media Player on your desktop. For the free download of the Media Player, please visit:

http://www.microsoft.com/windows/windowsmedia/en/download/default.asp.

Tri-S Security Announces 2nd Quarter 2008 Results

August 12, 2008

About Tri-S Security Corp.

Based in Atlanta, GA, Tri-S Security Corp. (NASDAQ: TRIS) is a provider of security services and equipment for government and private entities. Security services include uniformed guards, electronic monitoring systems, personnel protection, access control, crowd control and the prevention of sabotage, terrorist and criminal activities. As a leading aggregator of elite security companies, Tri-S Security is designed to build a strong enterprise in which to service a unique customer base that ensures America’s safety at home and work. Tri-S Security assumes responsibility for the marketing, infrastructure and overall operational performance for its subsidiaries. Tri-S Security’s management leverages highly trained government officers, experienced industry leaders, proven financial executives and infrastructure experts to consolidate the fragmented security industry into one efficient and effective security force.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Federal securities laws. Forward-looking statements are commonly identified by such terms and phrases as “should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “projects” and other terms with similar meaning indicating potential impact on our business. Although we believe that the assumptions upon which such forward looking statements are based are reasonable, we can give no assurance that these assumptions will prove to be correct. Important factors that could cause actual results to differ materially from our projections and expectations are disclosed in our filings with the Securities and Exchange Commission, including the “Risk Factors” section set forth in our Annual Report on Form 10-K for the year ended December 31, 2007 and in our Quarterly Reports on Form 10-Q filed subsequent thereto. All forward-looking statements in this press release are expressly qualified by such cautionary statements and by reference to their underlying assumptions. We do not undertake to publicly update the forward-looking statements contained herein to conform to actual results or changes in our expectations, whether as a result of new information, future events or otherwise. You may obtain and review our filings with the Securities and Exchange Commissions by visiting http://www.sec.gov.

Contact:

Tri-S Security Corporation

Ronald Farrell, Chairman and Chief Executive Officer

ronfarrell@trissecurity.com

1-678-808-1540

Investor Relations Counsel :

Booke and Company, Inc.

1-212 -490-9095

Tri-S Security Announces 2nd Quarter 2008 Results

August 12, 2008

Tri-S Security Corporation and Subsidiaries

Statements of Operations

Unaudited

(In thousands, except per share data)

	Three Months Ended June 30, 2008	Three Months Ended June 30, 2007	Six Months Ended June 30, 2008	Six Months Ended June 30, 2007

Revenues	$38,346	$21,426	$64,811	$41,631

Cost of revenues:
Direct labor	24,294	13,612	40,760	26,307
Indirect labor and other contract support costs	10,403	6,134	17,773	11,385
Amortization of customer contracts	404	404	809	810

	35,101	20,150	59,342	38,502

Gross profit	3,245	1,276	5,469	3,129
	8.5%	6.0%	8.4%	7.5%
Selling, general and administrative	3,135	2,906	6,088	5,522
Amortization of intangible assets	170	221	346	456

	3,305	3,127	6,434	5,978

Operating income (loss)	(60)	(1,851)	(965)	(2,849)

Other income (expense):
Interest expense, net	(1,481)	(472)	(2,349)	(930)
Interest on series C redeemable preferred stock	—	(75)	—	(150)
Other income	—	13	5	563

	(1,481)	(534)	(2,344)	(517)

Loss before income taxes	(1,541)	(2,385)	(3,309)	(3,366)
Income tax benefit	(55)	(792)	(8)	(1,097)

Net loss	$(1,486)	$(1,593)	$(3,301)	$(2,269)

Basic and diluted net income (loss) per common share	$(0.35)	$(0.45)	$(0.79)	$(0.65)
Basic and diluted weighted average number of common share	4,203	3,518	4,203	3,511

Tri-S Security Announces 2nd Quarter 2008 Results

August 12, 2008

Tri-S Security Corporation and Subsidiaries

Balance Sheets

(In thousands, except per share data)

	Unaudited June 30, 2008	Audited December 31, 2007
Assets
Current assets:
Cash and cash equivalents	$536	$465
Restricted cash	75	348
Trade accounts receivable, net	27,874	13,993
Prepaid expenses and other assets	1,337	353

Total current assets	29,822	15,159

Property and equipment, less accumulated depreciation	821	476
Goodwill	16,078	16,078
Intangibles
Customer contracts	1,838	2,647
Deferred loan costs	256	515
Other	708	769

Total assets	$49,523	$35,644

Liabilities and Stockholders’ Equity
Current liabilities:
Trade accounts payable	$1,194	$1,983
Other accrued expenses	1,641	895
Accrued salary and benefits	5,552	3,940
Asset based lending facility	26,753	11,625
Accrued Interest	357	—
Income taxes payable	184	586
Term loan	2,500
10% convertible notes	7,584	7,473
Long-term debt—current portion	—	8

Total current liabilities	45,765	26,510

Other liabilities:
Term loan	—	2,500
Accrued interest expense—long term	315	353
Series D preferred stock subject to mandatory redemption	1,500	1,500

	1,815	4,353

Total liabilities	47,580	30,863

Stockholders’ equity:
Common stock, $0.001 par value, 25,000,000 shares authorized, 4,203,280 shares issued and outstanding at June 30, 2008 and December 31, 2007	4	4
Treasury stock	(105)	(105)
Additional paid-in capital	16,831	16,368
Retained deficit	(14,787)	(11,486)

Total stockholders’ equity	1,943	4,781

Total liabilities and stockholders’ equity	$49,523	$35,644

Tri-S Security Announces 2nd Quarter 2008 Results

August 12, 2008

Tri-S Security Corporation and Subsidiaries

Statements of Cash Flows

Unaudited

(In thousands)

	Six Months Ended June 30, 2008	Six Months Ended June 30, 2007
Cash flow from operating activities:
Net income (loss)	$(3,301)	$(2,269)
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
Gain on Cornwall settlement	—	(250)
Bad debt expense	293	190
Depreciation and amortization	1,362	1,437
Deferred income tax benefits	—	(282)
Common shares, options and warrants in exchange for services and interest	463	148
Non-cash interest expense	111	97
Changes in operating assets and liabilities:
Unbilled revenues and trade accounts receivable	(14,174)	(993)
Prepaid expenses and other assets	(984)	(444)
Trade accounts payable	(789)	505
Accrued liabilities	2,669	487
Income taxes payable	(402)	(830)

Net cash used by operating activities	(14,752)	(2,204)

Cash flow from investing activities:
Restricted cash	273	244
Purchase of property and equipment	(552)	(151)

Net cash provided (used) by investing activities	(279)	93

Cash flow from financing activities:
Payment made for Paragon settlement		(50)
Proceeds from (payments on) asset based lending facility, net	15,128	497
Proceeds of (repayments on) of term loans	—	1,789
Deferred financing costs	(26)	(40)

Net cash provided by financing activities	15,102	2,196

Net increase in cash and cash equivalents	71	85
Cash and cash equivalents at beginning of period	465	66

Cash and cash equivalents at end of period	$536	$151

Supplemental disclosures of cash flow information:
Interest paid	$1,990	$833
Income taxes paid	$394	$14

Tri-S Security Announces 2nd Quarter 2008 Results

August 12, 2008

Tri-S Security Corporation and Subsidiaries

EBITDA, as adjusted

	Three Months Ended June 30, 2008	Three Months Ended June 30, 2007	Six Months Ended June 30, 2008	Six Months Ended June 30, 2007
Net Loss	$(1,486)	$(1,593)	$(3,301)	$(2,269)

Adjustments:
Income tax benefit	(55)	(792)	(8)	(1,097)
Interest expense, net	1,481	472	2,349	930
Interest on preferred stock subject to mandatory redemption		75	—	150
Other income	0	(13)	(5)	(563)
Amortization of intangible assets	170	221	346	456
Amortization of customer contracts	405	404	809	810
Depreciation	110	93	207	171
Start up costs on new contracts	30	290	549	290
Non-cash stock based compensation	97	72	463	148

EBITDA, as adjusted	$752	$(771)	$1,409	$(974)